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                     [ROPES & GRAY LETTERHEAD APPEARS HERE]




                                                                    May 18, 1998




Colonial Intermediate High Income Fund
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

     We have acted as counsel to Colonial Intermediate High Income Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-50141 and 811-5567) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of transferable rights (the "Rights") to subscribe for up to an aggregate of 5,010,532 shares of beneficial interest, no par value, of the Fund (the "Shares"). The Rights and Shares are to be sold pursuant to a Dealer Manager Agreement to be entered into by and among the Fund, Colonial Management Associates, Inc. and PaineWebber Incorporated, as Dealer Manager (the "Dealer Manager Agreement").

     We have examined the Fund's Agreement and Declaration of Trust, as amended, on file in the office of the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston and are familiar with the actions taken by the Fund's Trustees in connection with the issuance of the Rights and the sale of the Shares. We have also examined the form of Dealer Manager Agreement filed as an exhibit to the Registration Statement. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

     For purposes of this opinion, we have assumed that the Dealer Manager Agreement in the form filed as an exhibit to the Registration Statement will have been duly executed and delivered by and on behalf of each of the parties thereto.

     Based on the foregoing, we are of the opinion that:

     1. The Fund is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts.

     2. The issuance of the Rights and the sale of the Shares have been duly authorized; when issued in accordance with the Dealer Manager Agreement, the Rights will be validly issued by the Fund; and when the Shares are issued and paid for upon exercise of the Rights in accordance with the Dealer Manager Agreement, the Shares will be validly issued, fully paid and nonassessable by the Fund.
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Colonial Intermediate
High Income Fund                                                    May 18, 1998

     3. The statements regarding United States federal income taxes expressed under the headings "The Offer--Federal Income Tax Consequences of the Offer" and "Federal Taxation" in the Prospectus contained in the Registration Statement are true and correct in all material respects.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Fund or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Rights and the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement and in the related Prospectus under the caption "Legal Opinions." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ Ropes & Gray
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                                        Ropes & Gray







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